Exhibit 99.1

Transmeridian Exploration Provides Update on Field Status

Houston, Texas (PRIME NEWSWIRE) July 16, 2007 – Transmeridian Exploration Incorporated (AMEX: TMY) today announced that it has received approval from the government working group on monitoring of gas utilization programs to extend its current year permit for flaring associated gas until November 1, 2007 and to increase the original permitted allowance of 7 million cubic meters to 20 million cubic meters during such period. This approval allows the company to flare gas within this cumulative volume without penalty, subject to implementation of its amended gas utilization plan, providing for use of the gas in a local manufacturing facility, by November 1, 2007. If the gas utilization plan is not implemented by such date, the company would be subject to fines for gas production above the original permitted allowance. The working committee is composed of representatives of several government ministries, including the Ministry of Energy and Mineral Resources (MEMR) and the Ministry of Environmental Protection (MEP). The working committee protocol also requires the company to obtain consent of the MEP to its amended gas utilization plan, which has already been approved by the MEMR. The company intends to submit its application for such approval on or about July 20, 2007 and anticipates receiving all necessary consents and approvals from both national and local authorities on or about July 27, 2007.

“Receipt of the approval of the working committee is the most significant step in the process,” commented Lorrie T. Olivier, Chief Executive Officer, “and we expect to obtain the remaining consents to our revised gas utilization plan from the Ministry of Environmental Protection and local authorities in approximately ten days. At that time, we anticipate that production from the field will resume through our permanent central production facility and demercaptan unit. We will be directly involved with construction of the manufacturing facility for use of our gas and we anticipate it will be in operation by November 1, 2007.”

About Transmeridian Exploration Incorporated

Transmeridian Exploration Incorporated is an independent energy company established to acquire and develop oil reserves in the Caspian Sea region of the former Soviet Union. The company primarily targets fields with proved or probable reserves and significant upside reserve potential. Transmeridian Exploration currently has projects in Kazakhstan and southern Russia and is pursuing additional projects in the Caspian Sea region.

For more information please contact the following:

Lorrie T. Olivier, CEO

Earl W. McNiel, CFO

397 N. Sam Houston Pkwy E., Suite 300

Houston, Texas 77060

Phone: (281) 999-9091

Fax: (281) 999-9094

E-mail: tmei@tmei.com

Website: www.tmei.com

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created therein. Investors are cautioned that all forward-looking statements involve risks and uncertainties, including but not limited to those discussed in Transmeridian Exploration Incorporated’s Annual Report on Form 10-K for the year ended December 31, 2006, as amended, and other filings with the Securities and Exchange Commission (SEC). Although the Company believes the assumptions underlying the forward-looking statements contained herein are reasonable, there can be no assurance that the forward-looking statements included in this press release will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion herein should not be regarded as a representation by the Company or any other person that the objectives and plans of the Company will be achieved. The Company discloses proved reserves in its annual filings that comply with SEC definitions. The use of the terms “reserves” or “resources” in this press release may include quantities of oil that are not yet classified as proved according to SEC definitions and which SEC guidelines may not allow us to include in filings with the SEC.